Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2013 with respect to the consolidated combined financial statements and internal control over financial reporting of Atlas Resource Partners, L.P. incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2012 in the Registration Statement on Form S-3, as amended (File No. 333-180477), which are incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

June 10, 2013